Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of July 17, 2013, among American Equity Investment Life Holding Company, an Iowa corporation (the “Company”), U.S. BANK NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (the “Existing Trustee”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association organized under the laws of the United States of America (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Existing Trustee the Amended and Restated Indenture, dated as of April 22, 2004 (the “Indenture”), providing for the issuance of Senior Debt Securities (the “Notes”);

WHEREAS, capitalized terms used but not defined shall have the meanings ascribed to such terms in the Indenture;

WHEREAS, Section 2.01 of the Indenture provides that the Company may issue additional Notes in one or more series from time to time in an unlimited aggregate principal amount;

WHEREAS, Section 9.01 of the Indenture provides that the Company and the Existing Trustee may amend and supplement the Indenture without notice to, or the consent of, any Holder to make changes to the Indenture that do not adversely affect the rights of any Holder in any material respect; and

WHEREAS, the Company desires to supplement the Indenture to appoint a trustee for the series of 6.625% Notes Due 2021 (the “2021 Notes”) to be issued under the Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Existing Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Unless the context otherwise requires, solely with respect to the 2021 Notes, Section 1.01 of the Indenture is hereby amended to replace the definition of “Trustee” appearing therein with the following:

“Trustee” means, with respect to, and only with respect to, the 2021 Notes, Wells Fargo Bank, National Association and, subject to the provisions of Article VII, shall also include its successors and assigns and, if at any time there is more than one Person acting in such capacity hereunder, “Trustee” shall mean each such Person.

2. Appointment of Trustee. The Company hereby appoints Wells Fargo Bank, National Association as Trustee under the Indenture with respect to, and only with respect to, the 2021 Notes, and by execution hereof the Trustee accepts such appointment. Pursuant to the Indenture, all the rights, powers, trusts and duties of the Existing Trustee under the Indenture shall be vested in the Trustee with respect to the 2021 Notes. Nothing in this Supplemental Indenture shall be construed to amend in any respect the rights, powers, trusts and duties of the Existing Trustee under the Indenture with respect to any other series of Notes. The Existing Trustee shall have no rights, powers, trusts and duties with respect to the 2021 Notes.

3. Governing Law. This Supplemental Indenture and each Security shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York.

4. The Trustee.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

5. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

6. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

By:	/s/ Ted M. Johnson
Name: Ted M. Johnson
Title: Chief Financial Officer and Treasurer

[SIGNATURE PAGE FOR SUPPLEMENTAL INDENTURE]

U.S. BANK NATIONAL ASSOCIATION, as Existing Trustee

By:	/s/ Joshua A. Hahn
Name:	Joshua A. Hahn
Title:	Assistant Vice President

[SIGNATURE PAGE FOR SUPPLEMENTAL INDENTURE]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Richard Prokosh
Name:	Richard Prokosh
Title:	Vice President

[SIGNATURE PAGE FOR SUPPLEMENTAL INDENTURE]